Exhibit 99.1

Poore Brothers Reports Second-Quarter Results

--- Strong Growth of T.G.I. Friday’s® Brand Continues ---

GOODYEAR, Ariz. — July 22, 2004 — Poore Brothers, Inc. (Nasdaq: SNAK) today reported financial results for the second quarter ended June 26, 2004.

Net revenues in the second quarter were $17.4 million compared to second-quarter 2003 net revenues of $18.6 million.  Last year’s results included approximately $2 million in revenue from the Company’s recently discontinued Crunch Toons® brand.  Net income for the second quarter was $1,491, or $0.00 per basic and diluted share, and included the previously announced $1.8 million of pre-tax charges for expenses associated with the discontinuance of the Crunch Toons® brand.  Excluding this special item, net revenues would have been $17.8 million and net income would have been approximately $1.1 million, or $0.06 per basic and diluted share.

“Despite our disappointment about the Crunch Toons® brand and the negative impact of its discontinuance on second-quarter results, we are pleased to report that the T.G.I. Friday’s® brand salted snacks grew 24%,” stated Thomas W. Freeze, senior vice president and chief financial officer.  “In addition, excluding the impact of the discontinuance, we had the second best quarter in the Company’s history for revenue and profitability.  We also continue to make excellent progress in our consumer testing and licensing activities for new products and brands.”

For the second quarter of 2004, net revenue declined slightly reflecting the Company’s decision to discontinue the Crunch Toons® brand.  However, there was strong growth of T.G.I. Friday’s® brand salted snacks in the convenience store, grocery, mass merchandise and vending channels. Overall, T.G.I. Friday’s® brand salted snacks net revenue grew $2.5 million, or 24%, over the second quarter of 2003 and accounted for approximately 73%, or $12.8 million, of the Company’s total net revenue in the quarter.  The Poore Brothers® potato chip brand also grew 11% due to strong promotional activity while net revenue from the Company’s other manufactured products declined $0.6 million due primarily to lower promotional activity on those brands.  In addition, distributed products revenue declined nearly $0.6 million due to the discontinuance of a product line in early 2004.

Gross profit was $2.7 million, or 15% of net revenue, as a result of being negatively impacted by the $1.8 million expenses associated with the brand discontinuance.  In addition, there was increased trade promotion activity on the T.G.I. Friday’s® brand which was offset by improved operating efficiencies.  This compares to $3.7 million, or 20% of net revenue, in the same quarter of 2003.  Excluding the brand discontinuance costs in 2004 and the $1.0 million packaging equipment write-down in 2003, gross profit margins would have been 25% in both quarters, while second-quarter gross profits would have decreased slightly to $4.4 million in 2004 compared to $4.7 million in the second quarter of 2003 in line with the slightly lower revenue.

Selling, general and administrative expenses rose 8% to $2.6 million, or 15% of net revenue, from $2.4 million, or 13% of net revenue, in 2003 due to increased sales personnel and marketing costs.  The Company’s income tax rate in 2004 of approximately 38.7% reflects higher state income taxes than the 37.4% rate used in 2003.

In 2003, net income for the second quarter was $1,970,601, or $0.12 per basic and $0.11 per diluted share, and included $1.9 million of pre-tax income from an insurance claim settlement, partially offset by a $1.0 million pre-tax impairment write-down of idle packaging equipment.  Excluding these two special items, net income would have been approximately $1.4 million, or $0.08 per basic and diluted share.

For the six months ended June 26, 2004, net revenue increased 4% to a record $35.2 million, compared with revenue of $33.8 million in the first half of the previous year.  Net income for the six months ended June 26, 2004 was $0.5 million, or $0.03 per basic and diluted share, compared with net income of $2.3 million, or $0.13 per basic and diluted share, in the prior-year period.  Higher net revenue and lower net income for the six-month period were driven by the same business factors and special items affecting the second quarter results discussed above.

Mr. Eric J. Kufel, president and chief executive officer, commented, “T.G.I. Friday’s® brand salted snacks demonstrated strong growth as a result of distribution gains, particularly in grocery and convenience store channels, and through increased consumption in channels such as mass and vending.  Additionally, we are in the process of performing consumer tests for several new products and brands.  In conjunction with those tests, we are exploring several new licensing opportunities, developing product prototypes and, as previously discussed, planning to conduct market tests of several new items beginning later this year.”

“Excluding the impact of the brand discontinuance, we believe we are still on track to achieve our revenue and profit goals for the year,” continued Mr. Freeze.  “Specifically, we expect to report net revenue of $70 - $75 million and report net income of $1.7 - $2.2 million, or $0.08 - $0.11 per diluted share which includes the impact of the brand discontinuance.  Excluding that impact, our net income guidance would be $2.8 - $3.3 million, or $0.14 - $0.17 per diluted share.  In closing, we believe our base business has delivered excellent financial performance as evidenced by the strength of our operating results, financial position and cash flow.  With that foundation, we are focused on building a diverse portfolio of innovative brands by successfully developing or acquiring $20-50 million national niche brands.”

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®.  For further information about Poore Brothers or this release, please contact Thomas W. Freeze, Senior Vice President and Chief Financial Officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, significant competition, customer acceptance of new products, dependence upon major customers and key employees, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

POORE BROTHERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$17,441,069	$18,580,943	$35,159,562	$33,798,626
Cost of revenue	13,339,194	13,845,782	27,477,568	26,032,385
Brand discontinuance costs	1,414,759	—	1,414,759	—
Write-down of equipment	—	1,010,720	—	1,010,720
Gross profit	2,687,116	3,724,441	6,267,235	6,755,521
Selling, general & administrative expenses	2,634,420	2,430,224	5,298,475	4,903,670
Operating income	52,696	1,294,217	968,760	1,851,851
Insurance claim settlement, net	—	1,918,785	—	1,918,785
Interest expense, net	(50,205)	(64,401)	(95,946)	(136,029)
Income before income tax provision	2,491	3,148,601	872,814	3,634,607
Income tax provision	(1,000)	(1,178,000)	(338,000)	(1,361,000)
Net income	$1,491	$1,970,601	$534,814	$2,273,607

Earnings per common share:
Basic	$0.00	$0.12	$0.03	$0.13
Diluted	$0.00	$0.11	$0.03	$0.13
Weighted average number of common shares:
Basic	18,622,839	16,984,728	18,612,908	16,857,685
Diluted	19,164,767	18,343,696	19,205,655	18,042,137

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 26, 2004	Dec. 27, 2003
	(unaudited)
Current assets	$15,429,212	$14,498,178
Property and equipment, net	11,324,926	11,755,096
Other assets, net	10,311,282	10,327,046
Total assets	$37,065,420	$36,580,320

Current liabilities	$6,423,139	$6,647,254
Long-term debt	2,652,338	3,139,801
Deferred tax liability	2,126,731	1,731,625
Total liabilities	11,202,208	11,518,680
Shareholders’ equity	25,863,212	25,061,640
Total liabilities and shareholders’ equity	$37,065,420	$36,580,320

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Six Months Ended
	June 26, 2004	June 28, 2003
	(unaudited)

Net cash flows from operating activities	$3,187,013	$2,925,700
Net cash flows from investing activities	(320,753)	(716,051)
Net cash flows from financing activities	(218,872)	(50,261)
Net increase in cash and cash equivalents	2,647,388	2,159,388
Cash and cash equivalents at beginning of period	3,239,570	1,395,187
Cash and cash equivalents at end of period	$5,886,958	$3,554,575

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